                                                         Free Writing Prospectus

                                                      Filed Pursuant to Rule 433

                                                  Registration No. 333-130789-04

-----Original Message-----
From: [Identifying Information Redacted]
Sent: Thursday, March 08, 2007 12:20 PM
Subject: BSCMS 2007-PWR15 ** PRICING DETAILS **

** BSCMS 2007-PWR15 **  $2.8Bn Fixed Rate CMBS Co-Lead Bookrunning
Managers: Morgan Stanley, Bear Stearns Rating Agencies: Moody's, S&P

Structure:
 CL        SIZE($MM) MDYS/S&P     A/L     YIELD  COUPON  PX LEV    PRICE
CUSIP
 A1          85.7    Aaa/AAA                    ***  NOT OFFERED  ***
 A2         254.0    Aaa/AAA     4.92    5.0994   5.205   S+17   100.54685
07388RAB3
 A3          71.8    Aaa/AAA     6.80    5.2437   5.309   S+27   100.54768
07388RAC1
 AAB        101.5    Aaa/AAA     7.28    5.2560   5.315   S+27   100.54877
07388RAD9
 A4         975.2    Aaa/AAA     9.71    5.2967   5.331   S+25   100.54937
07388RAE7
 A1A        306.8    Aaa/AAA                    ***  NOT OFFERED  ***
 AM         155.7    Aaa/AAA     9.87    5.3311   5.363   S+28   100.54358
07388RAG2
 AJ         117.1    Aaa/AAA     9.87    5.3711   5.403   S+32   100.54787
07388RAH0
*A4-FL      170.0    Aaa/AAA                    ***  NOT OFFERED  ***
*AM-FL      125.0    Aaa/AAA                    ***  NOT OFFERED  ***
*AJ-FL      125.0    Aaa/AAA                    ***  NOT OFFERED  ***
*B           52.6    Aa2/AA      9.95    5.4134   5.444   S+36   100.54694
07388RAK3
*C           28.1    Aa3/AA-     9.95    5.4534   5.483   S+40   100.54371
07388RAL1
*D           38.6    A2/A        9.95    5.5134   5.542   S+46   100.54280
07388RAM9
*E           28.1    A3/A-       9.95    5.5534   5.582   S+50   100.54733
07388RAN7
*F           38.6    Baa1/BBB+   9.95    5.8534   5.931   S+80   100.32899
07388RAP2
*G           28.1    Baa2/BBB    9.95    5.9534   5.931   S+90    99.59242
07388RAQ0
*H           28.1    Baa3/BBB-  10.09    6.1566   5.931   S+110   98.10184
07388RAR8
*X1        2807.1**  Aaa/AAA     8.79    6.4098   0.047   T+190    1.24896
07388RAJ6
*X2        2749.5**  Aaa/AAA     5.56    5.2267   0.558   T+75     2.13916
07388RBQ9

*    Subject to rule 144A
**   Notional Balance

Details:
  - The Coupon for Classes: F, G, H, X1 and X2 are Initial Only
  - Settlement: 3/29/07

  - First Payment Date: 4/11/07
  - Rated Final Distribution Date: February 2044

STATEMENT REGARDING FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.
Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus you request it by calling toll free 1-866-803-9204.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.

The Information in this free writing prospectus is preliminary and is subject to completion or change.

The Information in this free writing prospectus supersedes information contained in any prior similar free writing prospectus relating to these securities prior to the time of your commitment to purchase.

This free writing prospectus is not an offer to sell or solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS

Any legends, disclaimers or other notices that may appear at the bottom of, or attached to, this communication relating to:

(1) these materials not constituting an offer (or a solicitation of an offer),

(2) no representation that these materials are accurate or complete and may not be updated, or

(3) these materials possibly being confidential,

are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

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product; not a recommendation, offer or solicitation of any security.
BSC may have underwritten, have positions, effect trades or make markets in the securities. Data is as of this date; no obligation to update.
Data from sources believed reliable; accuracy not guaranteed and subject to change without notice. Securities may not be suitable for all;
contact your BSC rep for further info. Trade recaps for your information at your request; not a confirmation. Discrepancies governed by the confirmation. BSC not responsible for your use of this information. BSC a member of the NYSE. NASD and SIPC. Copyright Bear, Stearns & Co. Inc.
*******************************************************************************
Bear Stearns is not responsible for any recommendation, solicitation, offer or agreement or any information about any transaction, customer account or account activity contained in this communication.
*******************************************************************************

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